FAT BRANDS INC. ANNOUNCES $16 MILLION DEBT FINANCING

WITH FB LENDING, LLC

LOS ANGELES (July 5, 2018) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”), a leading global restaurant franchising company, today announced that it has entered into a $16 million senior credit facility. The Company will use a portion of the loan proceeds to complete its previously announced acquisition of Hurricane Grill & Wings (“Hurricane”), with the remaining proceeds to be used to repay existing indebtedness and for future acquisitions.

“This financing enables the completion of our acquisition of Hurricane, while strengthening our balance sheet and providing the capacity to pursue additional accretive acquisitions. As we continue to execute our asset-light growth strategy, we are pleased to partner with the FB Lending, LLC team, who, through their affiliate companies, have a long and successful track record of investing in credit,” said Andy Wiederhorn, President and Chief Executive Officer of FAT Brands.

The financing consists of a $16 million term loan with a 15% coupon and a maturity date of June 30, 2020. Additionally, FB Lending, LLC will receive five year warrants to purchase 499,000 shares of common stock, with a strike price of $7.35. In conjunction with the financing, Fog Cutter Capital Group Inc. (“FCCG”), FAT Brands’ parent company, converted the remaining outstanding indebtedness due FCCG from FAT to common equity at $7.35/share.

TriPoint Global Equities, LLC, working with R.W. Pressprich & Co., acted as the selling agents for the Offering.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns five restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express and Ponderosa & Bonanza Steakhouses, that have approximately 300 locations open and 300 under development in 32 countries. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and ability of the Company to consummate additional closings of Preferred Shares and Warrants, its ability to negotiate and complete other debt and equity financing transactions, its future growth, and its ability to pay dividends to investors. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect the Company’s expectations concerning the future. It is possible that the Company’s future results may differ materially from its current expectations or those expressed or implied in these forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, including our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of the risks and uncertainties that could cause our actual results to differ materially from our current expectations or forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

Media Relations:

Konnect Agency

Shelby Robinson/Rebecca Campbell

srobinson@konnectagency.com

rcampbell@konnectagency.com

213-988-8344

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